Exhibit 99.1

Broadridge Financial Solutions, Inc. Completes $125 Million Tender Offer for its 6.125% Senior Notes Due 2017

September 3, 2008

LAKE SUCCESS, New York – Broadridge Financial Solutions, Inc. (NYSE: BR) announced that it has purchased $125 million principal amount of its 6.125% Senior Notes due 2017 pursuant to its previously announced cash tender offer for such notes.  The offer expired at midnight, New York City time, on Tuesday, September 2, 2008 (the “Expiration Time”) and payment for the purchased notes is expected to be made today.

As of the Expiration Time, tenders had been received with respect to $162,510,000, or 65%, of the outstanding principal amount of notes.  Because the tender offer was over-subscribed, the validly tendered notes have been purchased on a pro rata basis with the applicable pro ration figure being approximately 76.87%.  The consideration to be paid for each $1,000 principal amount of notes accepted for payment will be $915 for notes validly tendered and not withdrawn at or prior to 5:00 p.m., New York City time, on August 18, 2008 (the “Early Tender Deadline”) and $885 for notes validly tendered and not withdrawn after the Early Tender Deadline but at or prior to the Expiration Time. In addition, each tendering holder of notes accepted for payment will be paid accrued and unpaid interest on such notes from the last interest payment date up to, but not including, the Payment Date.   The aggregate consideration for notes accepted for payment, including accrued and unpaid interest, is expected to be approximately $116.3 million.

The tender offer was made pursuant to the company’s Offer to Purchase dated August 5, 2008, as amended by the company’s press release issued on August 18, 2008, and related letter of transmittal.

J.P. Morgan Securities Inc. acted as Dealer Manager for the tender offer.

This release does not constitute an offer to purchase, a solicitation of an offer to sell or a solicitation of consent with respect to any securities.

Forward-Looking Statements

This press release and other written or oral statements made from time to time by representatives of Broadridge may contain “forward-looking statements.”  Statements that are not historical in nature, such as our fiscal year 2009 financial guidance, and which may be identified by the use of words like “expects,” “assumes,” “projects,” “anticipates,” “estimates,” “we believe,” “could be” and other words of similar meaning, are forward-looking statements.  These statements are based on management’s expectations and assumptions and are subject to risks and uncertainties that may cause actual results to differ materially from those expressed.  These risks and uncertainties include those risk factors discussed in Part I, “Item 1A. Risk Factors” of our Annual Report on Form 10-K for the fiscal year ended June 30, 2008 (the “2008 Annual Report”).  Any forward-looking statements are qualified in their entirety by reference to the factors discussed in the 2008 Annual Report.  These risks include: the success of Broadridge in retaining and selling additional services to its existing clients and in obtaining new clients; the pricing of Broadridge’s products and services; changes in laws affecting the investor communication services provided by Broadridge; changes in laws regulating registered securities clearing firms and broker-dealers; declines in trading volume, market prices, or the liquidity of the securities markets; any material breach of Broadridge security affecting its clients’ customer information; Broadridge’s ability to continue to obtain data center services from its former parent company, Automatic Data Processing, Inc. (“ADP”); any significant slowdown or failure of Broadridge’s systems; changes in technology; availability of skilled technical employees; the impact of new acquisitions and divestitures; competitive conditions; overall market and economic conditions; and any adverse consequences from Broadridge’s spin-off from ADP.  Broadridge disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

About Broadridge

Broadridge Financial Solutions, Inc., with over $2.2 billion in revenues in fiscal year 2008 and more than 40 years of experience, is a leading global provider of technology-based outsourcing solutions to the financial services industry.  Our systems and services include investor communication, securities processing, and clearing and outsourcing solutions.  We offer advanced, integrated systems and services that are dependable, scalable and cost-efficient.  Our systems help reduce the need for clients to make significant capital investments in operations infrastructure, thereby allowing them to increase their focus on core business activities.  For more information about Broadridge, please visit www.broadridge.com.

CONTACT INFORMATION:

Investor Relations:
Marvin Sims
Broadridge Financial Solutions, Inc.
Vice President, Investor Relations
(516) 472-5477